Exhibit 8.1

LIST OF SUBSIDIARIES

	Country of incorporation	Percentage of voting interest at December 31, 2005

Itaú-BBA
Banco Itaú-BBA S.A.	Brazil	74.49%
Banco Itaú
Banking
Banco Fiat S.A. (1)	Brazil	99.99%
Banco Itaú Buen Ayre S.A.	Argentina	99.99%
Banco Itaú S.A.	Brazil	100%
Banco Itaucred Financiamentos S.A. (2)	Brazil	99.99%
Cia Itauleasing de Arrendamento Mercantil	Brazil	99.99%
Financeira Itaú CBD S.A - Crédito, Financiamento e Investimento (3)	Brazil	50.00%
Financeira Americanas Itaú S.A - Crédito, Financiamento e Investimento (4)	Brazil	50.00%
Itaú Bank, Ltd.	Cayman Island	100%
Asset management and investor services
Fiat Administradora de Consórcios Ltda. (1)	Brazil	99.99%
Intrag Distribuidora de Títulos e Valores Mobiliários Ltda.	Brazil	99.99%
Itaú Administradora de Consórcios Ltda.	Brazil	99.99%
Itaú Corretora de Valores S.A.	Brazil	99.99%
Itaú Distribuidora de Títulos e Valores Mobiliários S.A.	Brazil	99.99%
Credit Card
Itaucard Financeira S.A. Crédito, Financiamento e Investimento	Brazil	99,99%
Orbitall Serviços e Processamento e Informatização Comercial S.A. (5)	Brazil	100%
Insurance, private retirement plans and capitalization plans
Itaú Seguros S.A.	Brazil	100%
Itaú Vida e Previdência S.A.	Brazil	99.99%
Cia Itaú de Capitalização (6)	Brazil	99.99%
Holding Companies
Afinco Américas Madeira, SGPS, Soc. Unipessoal Lda.	Madeira Island	100%
Akbar Marketing e Serviços Lda.	Portugal	95.75%
Itaú-BBA Participações S.A.	Brazil	50.00%

(1) Consolidated since its acquisition in March 2003.

(2) New name of Fináustria Companhia de Crédito, Financiamento e Investimento.

(3) Consolidated since its acquisition in August 2004.

(4) Consolidated since its acquisition in April 2005.

(5) On December 2004, an additional interest of 66.66% has been acquired, resulting on consolidation as from that date. Previously accounted following the equity method.

(6) Sucessor of Itaú Capitalização S.A., due to the merger in January, 2004.